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                                                                    EXHIBIT 10.6


                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT is made as of the 28th day of August, 1998 by and between Jerald L. Kent, an individual residing in the State of Missouri (the "EXECUTIVE"), and Paul G. Allen, an individual residing in the State of Washington ("ALLEN").

                              W I T N E S S E T H:

         WHEREAS, Allen, Charter Communications, Inc., a Delaware corporation ("CCI"), and certain other parties are entering into a Purchase Agreement (the "CHARTER PURCHASE AGREEMENT") dated the date hereof providing for the sale (the "SALE TRANSACTION") to Allen by CCI and certain other parties of their respective equity interests in CCI and certain subsidiaries and affiliates of CCI which, directly and indirectly through their respective subsidiaries, own and operate cable television systems and businesses in respect thereof in various areas of the United States (the "CHARTER SYSTEMS");

         WHEREAS, Allen is the owner, indirectly, through corporations, partnerships and other entities controlled by him, of the cable television systems and businesses in respect thereof purchased pursuant to that certain Purchase Agreement dated as of April 3, 1998 by and among Vulcan Cable, Inc., Marcus Cable Properties, Inc. ("MARCUS CABLE") and certain other parties (the "MARCUS SYSTEMS");

         WHEREAS, it is the intention of Allen to operate the Charter Systems and the Marcus Systems under the management and supervision of the Executive and potentially to combine such systems either prior to or following the closing of the Sale Transaction (the "CLOSING");

         WHEREAS, the Executive currently serves as President, Chief Executive Officer and a member of the Board of Directors of CCI and, as of the Effectiveness Date, as President and Chief Executive Officer of Marcus Cable;

         WHEREAS, the Employer (as defined below) desires to have the benefits of the Executive's knowledge and experience in the cable television industry by having the Executive serve as President and Chief Executive Officer of the Employer from the Effectiveness Date (as defined below) until the Closing and President, Chief Executive Officer and a member of the Board of Directors of the Employer on and after the Closing on the terms and conditions set forth herein;

         WHEREAS, the Executive desires to serve as President and Chief Executive Officer of the Employer from the Effectiveness Date until the Closing and President, Chief Executive Officer and a member of the Board of Directors of the Employer on and after the Closing on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
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         1. Interpretation.

                  1.1 Defined Terms.

         "AFFILIATE" shall mean with respect to any person or entity, any other person or entity who controls, is controlled by or is under common control with such person or entity.

         "CHANGE OF CONTROL" means a sale of more than 49.9% of the outstanding capital stock of the Employer, except where Allen and his Affiliates retain effective voting control of the Employer, the merger or consolidation of the Employer, with or into any other corporation or entity, other than a wholly-owned subsidiary of the Employer, except where Allen and his Affiliates have effective voting control of the surviving entity, or any other transaction, or event, a result of which is that Allen holds less than 50.1% of the voting power of the surviving entity, except where Allen and his Affiliates retain effective voting control of the Employer, or a sale of all or substantially all of the assets of the Employer (other than to an entity majority-owned or controlled by Allen and his Affiliates).

         "EFFECTIVENESS DATE" means August 28, 1998.

         "EMPLOYER" shall mean CCI, and upon the acquisition by Allen of control over Marcus Cable, the term "Employer" shall also include Marcus Cable. Upon the creation of an entity that results from the combination of the Marcus Systems and the Charter Systems, the term "Employer" shall thereafter mean such entity.

         "FAIR MARKET VALUE" shall mean for all purposes under this Agreement,
(i) if the Employer is privately held at the occurrence of an event triggering a Fair Market Value calculation hereunder (a "TRIGGER EVENT"), 13.7 times the projected cash flow of the Employer (as established in the budget for such entity approved by its Board of Directors or, in the event no such budget has as of the date of the Trigger Event been approved by the Board, as established by the Board of Directors within thirty days of any such Trigger Event taking into account the most recent forecasts for such entity presented to its Board of Directors) including all future acquisitions by the Employer to the extent of its interest for its fiscal year following its fiscal year in which the Trigger Event occurs, and (ii) if the applicable entity is a public company at the time of a Trigger Event, then a price per share equal to an average of the closing price of such entity's publicly traded stock on the 20 trading days immediately prior to the Trigger Event.

         "INITIAL PUBLIC OFFERING" means the consummation of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of shares of Common Stock of the Employer (the "COMMON STOCK").

         "OPTION SPREAD" shall mean an amount equal to (i) the difference between the exercise price of an option and the Fair Market Value per share of stock or other underlying equity unit with respect to such option, times (ii) the number of shares or equity units covered by such option at the time of the exercise.

         "TOTAL ACQUISITION COST" shall mean the sum of the amounts equal to (i)
13.7 times the projected Operating Cash Flow of the Marcus Systems for the 1999 fiscal year, but in no


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event less than Allen's actual acquisition cost for Marcus Cable and its affiliates (provided that the projected Operating Cash Flow for the Marcus Systems will be the 1999 Marcus Cable budgeted operating cash flow approved by the Board of the Employer, and (ii) 13.7 times the projected Operating Cash Flow of the Charter Systems for the 1999 fiscal year.

2. Employment, Duties and Authority. The Employer hereby agrees to employ the Executive, and the Executive agrees to be employed, as President and Chief Executive Officer of the Employer. As President and Chief Executive Officer, the Executive shall report directly to the Board of Directors of the Employer (the "BOARD") and shall be responsible for the nationwide general management, administration and operation of all present and future business of the Employer and its subsidiaries. The Executive shall be responsible for and shall have the authority to select the management team of the Employer from time to time, subject to prior consultation with the Board. The Executive shall devote substantially all of his business time, attention, energies, best efforts and skills to the diligent performance of his duties hereunder. Notwithstanding the foregoing, it is understood that the Executive may expend a reasonable amount of time for personal, charitable, investment and other activities so long as such activities shall not interfere in any material respect with the performance by the Executive of his duties and responsibilities hereunder.

         The Employer also agrees to elect, or cause to be elected, the Executive as a member of, and the Executive agrees to serve on, the Board without any additional compensation. Prior to an Initial Public Offering by the Employer, the Board shall consist of three Directors which shall be comprised of the Executive, Allen and William Savoy ("SAVOY"). If either Allen or Savoy should die or become disabled, the survivor of them shall designate a successor. Prior to an Initial Public Offering, the size of the Board may be increased, provided that any such increase shall have been approved by the Board, including the Executive, Allen and Savoy, it being understood that the Executive will not unreasonably withhold such approval if in contemplation of an Initial Public Offering. After an Initial Public Offering, the Board shall consist of such number of Directors as is customary for a publicly traded company with market value similar to that of the Employer.

3. Term. The term of this Agreement shall commence on the Closing Date and shall terminate on the third anniversary of the Closing (the "INITIAL TERM"); provided, however, that the Initial Term shall be extended and this Agreement shall automatically be renewed for successive one-year periods ("RENEWAL Terms") unless (i) this Agreement is terminated in accordance with the provisions of
Section 10 hereof, or (ii) the Executive or the Employer provides written notice to the other of such party's desire not to extend this Agreement at least sixty
(60) days prior to the expiration of the Initial Term, or any Renewal Term, as the case may be, of this Agreement under this Section 3. If the Closing does not occur, for any reason, this Agreement shall be of no force or effect and neither the Executive nor Allen shall have any rights, obligations or liabilities under or arising out of this Agreement or the failure to consummate the Sale Transaction (except as provided in the Charter Purchase Agreement).


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4. Compensation and Benefits.

         4.1 Cash Compensation.

                  (a) Base Salary. During the Initial Term of this Agreement, the Employer shall pay the Executive an annual base salary at the rate of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) or such higher rate as may from time to time be determined by the Board in its discretion, which shall be payable consistent with the Employer's payroll practices.

                  (b) Bonus. The Executive shall be eligible to receive an annual bonus in an aggregate amount not to exceed Six Hundred Twenty-Five Thousand Dollars ($625,000) consisting of (i) an amount not to exceed Three Hundred Twelve Thousand Five Hundred Dollars ($312,500) (the "MERIT BONUS"), to be determined by the Board based upon the Board's assessment in its discretion, of the performance by the Executive of his duties as President and Chief Executive Officer during the applicable period, and (ii) an amount not to exceed Three Hundred Twelve Thousand Five Hundred Dollars ($312,500) (the "FORMULA BONUS") determined by application of a formula to be agreed upon by the Board with respect to each year, based upon the achievement of budgeted cash flow and such other targets of the Employer as the Board and the Executive shall mutually agree. The Merit Bonus and the Formula Bonus shall be paid to the Executive in cash within sixty (60) days following the Employer's determination of cash flow or such other targets for the applicable period.

                  (c) Interim Period Compensation. In recognition of Executive's increased responsibilities relative to Marcus Cable after the Effectiveness Date, Executive shall be entitled to a payment equal to the difference between the base salary provided in Section 4.1(a) and the actual base salary received by Executive from August 28, 1998 through the Closing which amount shall be paid on a current basis. In addition, Executive shall be eligible to receive a prorated bonus referable to such period consistent with the provisions of
Section 4.1(b), which bonus shall be paid on January 4, 1999.

         4.2 Benefit Plans.

         The Executive shall be entitled to participate in any disability insurance, pension, or other benefit plan of the Employer now existing or hereafter adopted for the benefit of the employees generally or of the executives of the Employer, which benefits shall be no less generous than those currently enjoyed by the Executive.

         4.3 Vacation. The Executive shall be entitled to not less than one (1) month of compensated vacation in each fiscal year, to be taken at times which do not unreasonably interfere with the performance of the Executive's duties hereunder. Unused vacation time shall not be carried over nor paid in cash in lieu thereof except with the Board's prior approval.

         4.4 Life Insurance. The Employer shall, promptly upon receipt of written request therefor from the Executive, reimburse the Executive for life insurance premiums paid by the Executive, such reimbursement not to exceed thirty thousand dollars ($30,000) per year.


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Any amount over and above $30,000 for premiums due for any insurance policy contemplated by this paragraph shall be the sole responsibility of the Executive.

         4.5 Expenses. The Executive shall be entitled to receive reimbursement for all reasonable out-of-pocket expenses incurred by the Executive in the performance of his duties hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Employer.

         4.6 Other Benefits. The Employer agrees to make available to the Executive the airplane currently owned by CCI for personal use by the Executive, the costs of any such use by the Executive to be in compliance with the rules and regulations of the Internal Revenue Service. In addition, the Employer shall provide a car valued at up to $100,000 for the Executive's use and shall pay all business expenses associated with the use of such car by the Executive. The Employer shall pay periodic fees and dues for the Executive's membership in a country club selected by the Executive.

5. Options. As a matter of separate inducement and agreement in connection with his employment hereunder and not in lieu of any salary or other compensation upon the Closing, the Employer shall grant to the Executive options (the "EXECUTIVE OPTIONS") to purchase three percent (3%) of the net equity value of the Employer. The exercise price for such interest shall be equal to three percent (3%) of the Total Acquisition Cost. Subject to the rights of Allen and the Employer under Section 10.3 hereof, the Executive Options shall have a term of ten years and shall vest twenty-five percent (25%) on the Closing Date and the remaining seventy-five percent (75%) shall vest 1/36 on the first day of each of 36 months commencing on the first day of the thirteenth month following the Closing Date; provided, that the Executive is employed by the Employer or any of its Affiliates, or by Marcus Cable and CCI, as the case may be, on the applicable vesting date. Executive understands that in connection with the restructuring of CCI, Marcus Cable, Vulcan Cable, Inc. and Vulcan Cable II, Inc., the options contemplated by this Section 5 of this Agreement may be granted as options, equity interests or profit participations by parent or subsidiary entities of the Employer as determined by the Board of Directors of CCI, it being understood that in making such determination the Board will use good faith efforts to structure such options, interests or profit participations so that they provide at least as favorable economic consequences (including without limitation tax consequences) for Executive as would a grant at the Employer level. Notwithstanding the foregoing sentence, the Executive Options shall immediately vest if the Executive's employment is terminated (i) by the Executive for Good Reason (as defined in Section 10.1 hereof) or (ii) by the Employer without Cause (as defined in Section 10.2 hereof).

         The Employer agrees to consider the granting of additional options to the Executive (y) after future acquisitions, if any, by the Employer, and (z) on or about the third anniversary of the Closing.

6. Stay Bonuses. The Employer shall pay at the Closing an aggregate of Twenty-Five Million Dollars ($25,000,000), which amount shall have been deducted, pursuant to Section 2.2 of the Charter Purchase Agreement, from the Purchase Price payable thereunder, in stay bonuses (each a "MANAGER STAY BONUS"), to those managers (the "STAY MANAGERS") of CCI and its Affiliates designated by the Executive in his sole discretion but with prior


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consultation with Savoy or Allen, allocated among such individuals pursuant to the written instructions of the Executive provided to the Employer at least five
(5) days prior to the Closing. Neither the Executive, Barry L. Babcock ("BABCOCK") nor Howard L. Wood ("WOOD") shall be eligible to receive a Manager Stay Bonus.

         The Manager Stay Bonuses shall each be granted in the form of a loan from the Employer to each of the Stay Managers. Subject to the provisions of
Section 8 hereof and except as provided in Section 9.2 (b) hereof, one-third of the principal amount outstanding on each such loan shall be forgiven on each of the first three anniversaries of the grants thereof; provided, that the Stay Manager is employed by the Employer or any of its Affiliates on the applicable anniversary date. The Manager Stay Bonuses shall be paid to the Stay Managers at the Closing conditioned upon delivery to the Employer of a promissory note issued by the Stay Manager in favor of the Employer to contain the terms set forth herein and other reasonable terms as determined by the Employer in consultation with the Executive prior to the Closing. Upon voluntary termination by a Stay Manager of his employment with the Employer, all of the principal amount outstanding under the promissory note issued to such Stay Manager, together with interest, shall become immediately due and payable from the Stay Manager to the Employer. The failure of any of the designated Stay Managers to execute a promissory note shall not interfere with the payment of Manager Stay Bonuses to the other individuals designated to receive such bonuses.

7. Employee Option Plan.

         7.1 General Provisions. The Employer covenants and agrees that it will adopt an option plan (the "OPTION PLAN") within ninety (90) days after the Closing, providing inter alia, for the issuance of options (the "EMPLOYEE OPTIONS") to purchase an aggregate of ten percent (10%) of the capital stock or other equity interests of the Employer outstanding on the date thereof. Executive understands that in connection with the restructuring of CCI, Marcus Cable, Vulcan Cable, Inc. and Vulcan Cable II, Inc., the options contemplated by this Section 7 of this Agreement may be granted as options, equity interests or profit participations by parent or subsidiary entities of the Employer as determined by the Board of Directors of CCI. Forty percent (40%) of the Employee Options shall be issued within three months of the Closing. All Employee Options granted within such three-month period shall specify an exercise price equal to the Total Acquisition Cost divided by the percentage interest of the recipient therein. The Employee Options shall be issued to such members of the management team (each an "OPTIONEE") and in such allocations as shall be designated by the Board based on the recommendation of Executive. The Employee Options shall have a ten-year term, subject to earlier termination as herein provided, and shall vest 20% on the first anniversary of the Closing and 1/48th of the remaining grant on each of the 48 months following such first anniversary, subject to continued employment by the Employer or its Affiliates as of the applicable vesting date. Terms and conditions of the Option Plan in addition to those set forth in this Agreement shall be subject to approval by the Executive and the Board.

         7.2 Effect of Change of Control. Notwithstanding any other provision of this Agreement, upon a Change of Control, any unvested Employee Options shall immediately vest.


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         7.3 Effect of Breach of Relocation Covenant. Upon a breach of the covenant set forth in Section 8 of this Agreement, the holders of Employee Options shall be entitled to the amounts as provided herein. Appropriate agreements reflecting the same shall be entered into concurrently with the option grants.

         7.4 Effect of Termination of Employment.

                  (a) Upon termination of an Optionee by the Employer prior to an Initial Public Offering for any reason other than for cause, Allen or, at his option, the Employer, shall have the right exercisable for ninety days after any such termination (but not the obligation except as herein provided), to pay to the Optionee with respect to all vested Employee Options (or underlying stock or other equity interest if such Employee Options have been exercised) held by such individual, the Option Spread as of the date of termination (or the Fair Market Value if equity interests are purchased), such payment to be made at the option of Allen or the Employer, in cash or in stock. Concurrent with any such payment, the options shall be cancelled and the stock or equity interests transferred to Allen or the Employer, as the case may be.

                  (b) Subsequent to an Initial Public Offering, upon termination of an Optionee by the Employer for any reason other than for cause, such Optionee shall have the right to exercise any vested Employee Options within sixty (60) days of the termination of employment. After such sixty-day period, all unexercised Employee Options held by such individual shall automatically be cancelled.

                  (c) If within four (4) years after the Closing, the Optionee voluntarily terminates his employment with the Employer, such Optionee shall have the right to exercise all of his vested Employee Options within thirty days after such termination of employment, after which all unexercised options lapse. For a period of ninety days following such exercise, Allen or, at his option, the Employer shall have the right, but not the obligation, to purchase the shares or other equity interests received on exercise of the Employee Options pursuant to the preceding sentence and any other shares or other equity interests theretofore acquired on the exercise of Employee Options at the option exercise price.

                           If at any time after the fourth anniversary of the
Closing an Optionee voluntarily terminates his employment with the Employer, such Optionee shall, within ninety days after the termination of his employment, offer for purchase and Allen or, at his option, the Employer shall have the right, but not the obligation, to purchase all of such Optionee's vested Employee Options (or underlying stock or equity interests) for an amount equal to the Option Spread (or Fair Market Value if equity interests are purchased), such amount to be paid in cash or stock at the option of Allen or the Employer, as the case may be.

                  (d) Upon termination of an Optionee for cause, all Employee Options shall automatically be canceled.

                  (e) Upon termination of an Optionee for any reason, all unvested options shall immediately be cancelled and the Optionee shall not be entitled to any payment


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therefor except as expressly provided for herein. Except as otherwise expressly provided herein, all vested options shall be automatically cancelled if not exercised within ninety (90) days after termination.

8. Location of the Executive Offices of the Charter Entities Subsequent to Closing.

         8.1 Covenant Regarding Relocation of Headquarters. Effective upon the Closing and for a period of three (3) years immediately following the Closing, the Employer shall not relocate the existing Headquarters (as hereinafter defined) of the Employer outside the greater St. Louis, Missouri area without the prior written consent of the Executive, or Babcock and Wood if the Executive is not surviving at the time such consent is sought. The term "HEADQUARTERS" shall mean (i) the principal offices of the Employer, (ii) the location of all material managerial functions currently maintained by CCI at its existing headquarters, including, without limitation all corporate, finance, accounting, legal, engineering, marketing, regulatory and administrative functions and (iii) all material employees of CCI performing such functions.

         8.2 Effect of Breach. In the event of the breach by the Employer of the covenant set forth in Section

         8.1 hereof, then:

                  (a) with respect to the Executive, any Executive Options not yet vested shall immediately vest;

                  (b) with respect to any employee to whom Employee Options have been granted and who do not relocate, if less than 40% of the Employee Options held by such employee have vested, then for purposes of this paragraph (b) 40% of all Employee Options held by such individual will be deemed to have vested. With respect to such employee's Employee Options which have vested or are deemed to have vested pursuant to this paragraph (b), the Employer shall pay, to each such individual an amount equal to the greater of (i) the Option Spread or (ii) (A) if the breach occurs within one (1) year of the Closing, an amount equal to three (3) times the annual base salary of such individual, or (B) if the breach occurs thereafter but within two (2) years of the Closing, an amount equal to two (2) times the annual base salary of such individual, or (C) if the breach occurs thereafter but within three (3) years of the Closing, an amount equal to the annual base salary of such individual.

                  (c) If any payment is made to any individual pursuant to
         Section 8.2(b) hereof, then all options granted to such individual shall be automatically cancelled; and

                  (d) the Employer shall, within 30 days of the relocation of the Headquarters, pay the aggregate amount of $5,000,000 in cash to such employees of the Employer who do not relocate, to be allocated among such employees, as shall be designated by the Executive in his sole discretion; provided, however, that individuals who receive Manager Stay Bonuses shall not be entitled to any cash payment pursuant to this paragraph.

         8.3 Successors. In the event of the Executive's death, mental incapacity or other failure to continue as President and Chief Executive Officer of the Employer during the term


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of this Agreement following the Closing Date, then the rights to be exercised by him under this Section 8 shall be exercised jointly by Babcock and Wood.

Amounts payable pursuant to this Section 8 shall be in addition to all other amounts accrued for the benefit of any individuals covered by this Section 8 through the date of termination of their employment with the Employer, but shall otherwise be in full satisfaction of any other rights of such employees with respect to their employment by the Employer.

9. Indemnification. The Employer agrees to indemnify and hold harmless to the maximum extent permitted by law the Executive from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by the Executive of his duties as an officer, director or President and Chief Executive Officer of CCI, Marcus Cable, or any of their respective Subsidiaries or Affiliates and any activities engaged in by the Executive on behalf of CCI, Marcus Cable or any of their respective Subsidiaries or Affiliates or as an officer, director or employee of the Employer or any of the foregoing which the Executive believed in good faith to be within the scope of such duties prior to and after the Closing.

10. Termination. This Agreement may be terminated as follows:

         10.1 By the Executive for Good Reason. The Executive may terminate this Agreement for Good Reason (as defined below) upon thirty (30) days' advance written notice to the Employer. "GOOD REASON" shall exist if: (a) there is an assignment to the Executive of any duties materially inconsistent with, or which constitutes a material reduction of the Employee's position, duties, responsibilities, status or authority with the Employer and Employer shall not have rectified same within twenty (20) days of written notice from Executive, or, the Executive is required to report, directly or indirectly, to persons other than the Board of Directors of the Employer; or removal of the Executive from, or failure to re-elect the Executive to any of the positions he holds pursuant hereto, except in connection with the termination of the Executive for Cause (as defined below); (b) the aggregate benefits enjoyed by Executive shall be materially diminished and Employer shall not have rectified same within thirty (30) days of written notice; (c) within three (3) years of the Closing, any material function of the Headquarters or a material number of personnel of the Employer and its subsidiaries is relocated outside the greater St. Louis, Missouri area, provided such relocation has not been instigated by the Executive; or (d) there is a Change of Control.

         10.2 By the Employer for Cause. The Employer may terminate this Agreement for Cause upon thirty (30) days' advance written notice to the Executive. "CAUSE" shall mean (i) commission of a felony offense, (ii) the refusal to comply with the lawful directives of the Board, within ten (10) days after written notice thereof from the Board or (iii) conduct on the part of the Executive which constitutes gross negligence or willful misconduct which conduct is not cured within ten (10) days after written notice thereof from the Board. The Employer agrees that if the Executive has been terminated for Cause pursuant to clause (i) above and it is subsequently reasonably demonstrated that there was no commission of a felony offense, then upon the Executive's written request, Employer shall immediately reinstate the Executive who shall resume his duties hereunder with no change in the respective rights and obligations of the parties set forth herein and with full reinstatement of


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economic benefits to the Executive which existed prior to termination as if the
Executive had not been terminated.

         10.3 Effect of Termination. In the event of the expiration of this Agreement in accordance with its terms as a result of the Employer giving the Executive notice of its intention not to extend the Initial Term for an additional year as contemplated by Section 3 hereof or a termination of this Agreement by the Executive pursuant to Section 10.1 hereof or by the Employer without Cause, (a) the Employer shall pay to the Executive an amount equal to the aggregate base salary due the Executive during the remainder of the Initial Term or Renewal Term, as the case may be, of this Agreement and the Board shall, in its sole discretion, consider additional amounts, if any, to be paid to the Executive to compensate the Executive for lost opportunities to receive bonus amounts as provided in Section 4.1(b) hereof; and (b) any unvested Executive Options shall immediately vest. Upon expiration of this Agreement in accordance with its terms due to the Executive giving notice of his intention not to renew or otherwise failing to perform this Agreement, all unvested Executive Options shall immediately be cancelled. In the event this Agreement is terminated other than by the Employer for Cause (including any expiration of this Agreement in accordance with its terms), Allen or, if he does not exercise such right, the Employer, at its option, shall within sixty (60) days after such termination (or within sixty (60) days after the end of the Initial Term if such termination occurs prior to such time) purchase or redeem the Executive's options (or underlying common stock or other equity interests obtained upon the exercise thereof) for a cash payment equal to the Option Spread (or the Fair Market Value, in the case of equity interests). In the event of a termination of this Agreement, by the Employer pursuant to Section 10.2 hereof, (a) all unvested Executive Options shall automatically be cancelled and (b) Allen or the Employer shall for a period of three (3) years from the date of termination, have the right, but not the obligation, to purchase or redeem all of the vested Executive Options (or underlying common stock or equity interests obtained upon the exercise thereof) for an amount equal to the Option Spread (or the Fair Market Value, in the case of equity interest), such amount to be paid in cash.

11. Covenant Not to Compete; Confidentiality.

         11.1 Covenant Not to Compete. The Executive recognizes and acknowledges that the Employer is placing its confidence and trust in the Executive. The Executive, therefore, covenants and agrees that during the Applicable Non-Compete Period (as defined below) the Executive shall not, either directly or indirectly, without the prior written consent of the Board:

                  (a) Engage in or carry on any business or in any way become associated with any business which is similar to or is in competition with the Business of the Employer. As used in this Section 11, the term "BUSINESS OF THE EMPLOYER" shall mean the business of owning or operating cable television systems;

                  (b) Solicit the business of any person or entity, on behalf of himself or any other person or entity, which is or has been at any time during the term of this Agreement a customer or supplier of the Employer including, but not limited to, former or


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present customers or suppliers with whom the Executive has had personal contact during, or by reason of, his relationship with the Employer;

                  (c) Be or become an employee, agent, consultant, representative, director or officer of, or be otherwise in any manner associated with, any person, firm, corporation, association or other entity which is engaged in or is carrying on any business which is in competition with the Business of the Employer;

                  (d) For a period of twenty-four (24) months after termination by the Executive without Good Reason or by the Employer for Cause, solicit for employment or employ any person employed by the Employer or any of its subsidiaries at the time of such termination; or

                  (e) Be or become a shareholder, joint venturer, owner (in whole or in part), or partner, or be or become associated with or have any proprietary or financial interest in or of any firm, corporation, association or other entity which is engaged in or is carrying on any business which is similar to or in competition with the Business of the Employer, provided, however, that nothing contained in this Section 11 shall prohibit the Executive from owning less than 2% of the shares of a publicly held corporation engaged in the Business of the Employer.

         The Executive hereby recognizes and acknowledges that the existing Business of the Employer extends throughout the United States of America and therefore agrees that the covenants not to compete contained in this Section 11 shall be applicable nationally. In the event that a court of competent jurisdiction determines that the scope of the non-compete provisions set forth in this Section 11 are unenforceable in any respect, then these provisions shall be deemed to be modified as necessary so that the scope of the non-compete provisions contained herein are nonetheless as broad as possible and yet enforceable under applicable law in accordance with their terms.

         As used in this Section 11, "APPLICABLE NON-COMPETE PERIOD" shall mean
(i) the Initial Term of this Agreement for so long as the Executive is employed hereunder, or (ii) if the Executive's employment was terminated for Cause or by him voluntarily without Good Reason, then any unexpired portion of the Initial Term. The covenant contained in this Section 11 shall not apply if the Executive's employment under this Agreement is terminated without Cause or by him for Good Reason.

         11.2 Confidentiality. The Executive will not divulge, and will not permit or suffer the divulgence of, any confidential knowledge or confidential information with respect to the operations or finances of the Employer or any of its Affiliates or with respect to confidential or secret customer lists, processes, machinery, plans, devices or products licensed, manufactured or sold, or services rendered, by the Employer or any of its Affiliates other than in the regular course of business of the Employer or as required by law; provided, however, that the Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public otherwise than by disclosure by the Executive in breach of this Agreement.

12. Assignment of this Agreement. The parties agree that at the Closing, Allen will (i) assign all of his rights hereunder to the Employer if a restructuring has occurred or to one or more of the parent entities of the Marcus Systems and the Charter Systems which in the aggregate shall have the financial resources to fulfill the Employer's obligations hereunder and (ii) cause the Employer to assume all of the rights and obligations of the Employer hereunder. Furthermore the parties acknowledge that this Agreement is being entered into in reliance on such assignment in order to afford sufficient time to determine the structure for the functional combination of the Marcus Entities and the Charter Entities prior to the Closing. It is the intention of the parties that this Agreement become effective only upon the Closing. In no event shall Allen have any personal obligations or liabilities hereunder regardless of whether the Closing occurs.

13. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered in person or transmitted by telecopy or similar means of recorded electronic communication to the relevant party as follows:

                  (a) in the case of the Executive, to the address set forth opposite his name on the signature page hereto, with a copy to:

                      Paul, Hastings, Janofsky & Walker LLP
                      399 Park Avenue
                      New York, NY  10022
                      Attention:  Daniel G. Bergstein, Esq.
                      Telecopy:  (212) 319-4090;

                  (b) in the case of the Employer, to:

                      110 110th Street, N.E.
                      Suite 550
                      Bellevue, WA  98004
                      Attention:  William Savoy
                      Telecopy:  (310) 203-7199

                      with a copy to:

                      Irell & Manella LLP
                      1800 Avenue of the Stars
                      Suite 900
                      Los Angeles, CA  90067
                      Attention:  Alvin Segel, Esq.
                      Telecopy:  (310) 203-7199

         Any such notice or other communication shall be deemed to have been given and received on the day on which it is delivered or telecopied (or, if such day is not a business day or if the notice or other communication is not telecopied during business hours, at the place of receipt, on the next following business day). Any party may change its address for the purposes of this Section by giving notice to the other parties in accordance with the foregoing.

14. Assignability and Enforceability. This Agreement shall be binding on and enforceable by the parties and their respective successors and permitted assigns. Except as provided in Section 12 hereof, no party may assign any of its rights or benefits under this Agreement to any person without the prior written consent of the other party.

15. Expenses of this Agreement. All costs and expenses of the Employer (including, without limitation, legal, accounting and other professional fees) incurred in connection with this Agreement or the transactions contemplated hereby shall be paid by the Employer. All costs and expenses (including, without limitation, legal, accounting and other professional fees) of the Executive incurred in connection with this Agreement or the transactions contemplated hereby shall be paid by CCI, but shall be included within the aggregate $10 million cap on such expenses as provided in the Charter Purchase Agreement.

16. Consultation. The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory or stock exchange requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

17. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

18. Third Party Beneficiaries. Except for the purposes of Section 6 hereof (with respect to the Stay Managers), Section 7 hereof (with respect to the recipients of options described therein) and Section 8 hereof (with respect to the holders of any options or the recipients of any payments described therein), no person other than the parties hereto shall have any rights under this Agreement. No individual (other than Babcock or Wood to the extent specifically provided herein) shall have any rights for purposes of Sections 6, 7 or 8 unless and until such individual has been designated a Stay Manager or been granted an option or been designated as a recipient of a payment under Section 8 and then only to the extent of and as expressly provided in such Stay Manager award, option grant or other payment.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

20. Currency. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States dollars.

21. Sections and Headings. The division of this Agreement into Sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement.

22. Number and Gender. In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing gender shall include all genders.

23. Entire Agreement. This Agreement and any agreements or documents referred to herein or executed contemporaneously herewith, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

24. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

25. Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall be construed as a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. No provision of this Agreement shall be deemed waived by a course of conduct unless such waiver is in writing signed by all parties and stating specifically that it was intended to modify this Agreement.

26. Survival. The provisions of Sections 9 and 11 shall survive the termination of this Agreement.


         IN WITNESS WHEREOF the parties have executed this Agreement.

                                       PAUL G. ALLEN



                                       By: /s/ Paul G. Allen by William D. Savoy
                                           _____________________________________
                                               William D. Savoy,
                                               Attorney-In-Fact



                                               JERALD L. KENT
                                               13351 Buckland Hall Road
                                               St. Louis, Missouri 63181


                                           /s/ Jerald L. Kent
                                           ___________________________